EXHIBIT 10.2


                              SUBLICENSE AGREEMENT


      THIS SUBLICENSE AGREEMENT (the "Agreement") is entered into to be effective as of August 30, 1995, by and between BioFactors, Inc., a Delaware Corporation, ("BFI") and Bogart-International Associates, Inc. or its assignees ("Bogart").

      WHEREAS, BFI holds an exclusive, transferable license of proprietary computer software and associated protocols and methodology for objectively testing operator psychomotor skills developed by Systems Technology, Inc., a California Corporation ("STI") collectively referred to as the "Critical Tracking Task" ("CTT") technology" or the STI proprietary technology; and

      WHEREAS, pursuant to its exclusive license, BE has developed hardware, software and delivery systems to utilize STI's proprietary technology and is currently marketing (1) a non-invasive fitness-for-work testing service ("FACTOR 1000 Service") and (2) has developed a prototype on-field athletic performance system based on the FACTOR 1000 Service ("SportsTrac System" or "SportsTrac"), defining the correlation between hand-eye coordination as measured by FACTOR 1000 and on-the-field athletic performance; and

      WHEREAS, simultaneous herewith the parties herewith are entering into a novation agreement with STI in connection with this agreement (the "STI Novation Agreement"); and

      WHEREAS, Bogart wishes to obtain the exclusive license to market SportsTrac to sports markets on a world-wide basis and BFI is willing to grant to Bogart such a license;

      NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                            SUBLICENSES AND MARKETING

      1.1 Sublicense. BFI hereby grants to Bogart an exclusive and world-wide sublicense (the "Sublicense") to reproduce, manufacture, use and market directly and through sub-distributors and/or sublicensees, to commercial end-user customers, the SportsTrac System solely for sports-related and sports entertainment applications. Sports-related and sports entertainment applications shall include athletic performance enhancement, measuring sports diagnostics, sports rehabilitation and sports related clinical applications and applications directly related to the foregoing. In no event shall sports-related applications include fitness-for-work testing. Bogart shall not sublicense to customers the SportsTrac System, except as permitted by Section 1.2 herein. BFI grants to Bogart the right to assign or issue sublicenses, except each sublicense shall include and be limited to all the terms of this agreement. BFI shall not itself or through agents or third parties license, sublicense, market, or distribute SportsTrac during the term of this Agreement.

      1.2 Customer Sublicenses. Pursuant to the sublicense granted to Bogart in
Section 1.1, Bogart shall have the rights to grant to its customers (object code only) or co-venturers and partners non-exclusive and non-transferable sublicenses to utilize the SportsTrac System.

      1.3 Trademark License. BFI has not registered a service mark in connection with the name, marketing, selling or sublicensing of the SportsTrac System. Bogart undertakes to use its best efforts to register service mark or trademark for SportsTrac (under that or any other name selected by Bogart) and such mark for SportsTrac shall be owned, and inure to the benefit of Bogart. Bogart shall have no liability in the event it is unable to obtain such service mark or trademark. This license will not Create any right, title or interest in the FACTOR 1000 or BioFactors' Service Marks in Bogart. Bogart shall acknowledge BFI's ownership of the FACTOR 1000 Service Mark in its advertising and other literature describing SportsTrac in which there is any reference to BFI or the FACTOR 1000 service. Bogart hereby agrees to promptly provide BFI with copies of Bogart's service mark use guidelines and all revisions thereto used to govern, the use by all licensees of sublicensees of the SportsTrac service mark in the Territory. Bogart further agrees to comply with any requirements as to patent and trademark notices contained in STI's license to BFI.

      1.4 Developments and Associated Products. This license .kill not create any right, title or interest to BFI in any developments or associated product's Bogart may produce or develop that do not use the FACTOR 1000 or SportsTrac systems as defined herein ("Associated Products"). Any use of the name "SportsTrac" or SportsTrac System" or any other name on an Associated Product does not of itself create any right title or interest in the Associated Product to BFI.

                                   ARTICLE II

                             ROYALTIES AND PAYMENTS

      2.1 Initial Royalty License Fee. Bogart shall pay a fee to BFI as follows:

            (a) A non-refundable royalty of S1,000,000 payable as follows.

                  (1) S300,000 upon the execution of this Agreement, of which $50,000 has already been received as an earnest deposit;

                  (2) A promissory Note in the amount of $700,000 payable to BFI. The terms of the note shall provide that $350,000 is due and payable on March 31, 1996 and S350,000 due and payable on July 31, 1996.

                  (3) In the event that Bogart undertakes an initial public offering of its shares prior to the due dates for payment on amounts due under the promissory note, any proceeds received as a result of such offering shall be utilized to retire the promissory note.

            2.2 Continuing Royalty. A royalty equal to eight and one-half percent (8 1/2%) of the cash receipts from the sale or license by Bogart of products or services containing the

FACTOR 1000 technology, but not including any revenues derived by Bogart from installation, maintenance, consulting hardware sales, or any other revenues not directly or indirectly related to the FACTOR 1000 or CTT technology. BFI shall have the right to audit Bogart's records, with adequate notice, for the purpose of verifying royalty payments.

      Said royalty shall be due and payable within thirty (30) days after the conclusion of each calendar quarter commencing with the quarter ending December 31, 1995.

      2.3 Other Consideration

            (a) Warrants. As additional consideration for this Agreement, Bogart has authorized the issuance of war-rants (the "War-rants") to purchase up to an aggregate of seven and one-half (7 1/2%) percent of the fully diluted outstanding Common Stock of Bogart or any affiliate or subsidiary or other entity formed by or through Bogart that may be in existence or formed to operate under this Agreement ("NEWCO") such percentage to be measured at the time of initial capitalization. It is anticipated that the initial aggregate capital will be $500,000 on or before September 9, 1995. Such warrants will be promptly issued and BFI may exercise its Warrants, in whole or in part, at any time beginning on a date one year from the date of any initial public offering of the shares of NEWCO, but not later than a date three years from the date of initial public offering (the "Expiration Date"), at a purchase price equal to the per share price of the shares offered to the public in the initial public offering.

            (b) Capital Stock. BFI (either directly, through its shareholders, or other designees, as designated by BFI) shall have the right to contribute capital up to twenty-five (25%) percent of any funds initially contributed to NEWCO in exchange for up to twenty-five percent of the ownership of said entity on the same terms and conditions as all other investors, on or before September 8, 1995. Bogart agrees that the initial capitalization NEWCO shall be approximately S500,000,

            (c) Board Representation. BFI shall have be entitled to designate one member of the Board of Directors of NEWCO. Bogart shall cause NEWCO's other investors to enter into a voting agreement in form and substance reasonably satisfactory to BFI in order to effectuate this provision,

                                   ARTICLE III

                                      TERM

      3.1 Term. This agreement shall be in effect during the term of BFI's License Agreement with STI, including all renewals and extensions thereof. The term of BFI's License Agreement with STI expires on November 24, 2008. BFI shall use its best efforts to maintain its License Agreement with STI in good standing and in full force and effect. In the event of any default in BFI's License Agreement with STI, subject to STI's consent, Bogart shall have the right to cure said default on behalf of BFI and to the extent such cure requires money payments, Bogart shall have the right to cure said defaults by paying all delinquent payments due and offset said payments by Bogart against any royalties due BFI under this Agreement. After said default is corrected by Bogart the continuing license will be between Bogart and STI directly, with all future royalty payments paid directly to STI (see Exhibit A, the STI Novation Agreement). Attached hereto as Exhibit B is a true and correct copy of the BFI License Agreement with STI.

      3.2 Termination. This Agreement shall be terminable by notice in writing from the party not at fault if any one of the following events shall occur:

            (a) Either party's material default under this Agreement which has not been remedied within thirty (30) days from notice in writing from the party not in default specifying such default;

            (b) Bogart's failure to pay any amounts due to BPI pursuant to
Article II when due and such failure is not cured within thirty (30) days from written notice after such payment is due;

            (c) Bogart's material misrepresentation of the function of the SportsTrac System to Bogart's customers and said failure is not corrected within thirty (30) days after written notice from BFI of such failure.

            (d) Termination of the STI License Agreement shall automatically terminate this Sublicense granted to Bogart in Article I of this Agreement and Bogart's ongoing license will be directly with STI without change in terms (see
Section 3.1 Term and the STI Novation Agreement).

                                   ARTICLE IV

                        BFI'S OBLIGATIONS AND WARRANTEES

      4.1 Obligations of BFI. BFI shall:

            (a) Provide Bogart with one complete copy of all its FACTOR 1000 systems and application source code, to be used by Bogart for only the purposes provided herein.

            (b) Provide Bogart with one complete copy of all the source code for sports related applications completed to date, to be used by Bogart for only the purposes provided herein.

            (c) Provide Bogart with one copy of all written technical documentation for its FACTOR 1000 and sports related software, including programmer's notes, file layouts and flow charts, to be used by Bogart for only the purposes provided herein.

            (d) Provide Bogart with all its internal FACTOR 1000 support software and related documentation, including complete listings of all libraries and subroutines (both developed internally and provided by third parties.) Provide all third party vendor's name, address and all documentation detailing the routine or library's utility.

            (e) Provide Bogart with its complete FACTOR 1000 database software system (known as "FMR") at no cost and a suitable operating platform at BFI's current fully burdened cost, if Bogart chooses to purchase said platform from BFI.

            (f) Provide Bogart with initial technical support and consulting equal to 40 hours without charge as reasonably required and requested by Bogart, it being acknowledged by Bogart that BFI's currently available resources for such support are quite limited. BFI's reasonable out-of-pocket costs, if any, will be paid by Bogart.

            (g) Provide Bogart with reasonable ongoing technical support at BFI's current fully burdened cost, as requested by Bogart. Such support will include up to 40 hours per month of Mark Itkonen's engineering expertise during the first six months of this agreement.

            (h) Provide Bogart with all current control panel documentation, including bills of materials, parts lists, diagrams, schematics, and vendor lists. BFI grants Bogart the right to have control panels manufactured directly with BFI's vendor or any other vendor Bogart deems qualified to produce the control panel.

            (i) Sell Bogart reasonable quantities of control panels, which shall be forecasted quarterly by Bogart, at BFI's current fully burdened cost.

            (j) Sell Bogart reasonable quantities of hardware platforms or fill systems at BFI's current fully burdened cost.

            (k) Not incur any liability on behalf of Bogart or in any way to pledge Bogart credit or accept any order or make any contract binding upon Bogart without proper written consent.

      4.2 Additional Assistance. For additional assistance requested by Bogart and provided to Bogart or its customers during installation of the SportsTrac service, Bogart shall pay BFI at BFI's then current published rates for such assistance. BFI shall also be reimbursed for reasonable out-of-pocket expenses. Payments due under this section shall be due and payable upon receipt by Bogart of an invoice for such assistance from BFI.

      4.3 BFI Representations and Warranties.

            (a) BFI warrants that it has the right to provide the hardware and sublicense the software to Bogart hereunder and that BFI has not received notice from any third party that the FACTOR 1000 System and/or the SportsTrac System infringes any United States or Canadian patent or copyright;

            (b) BFI warrants to Bogart that each diskette(s) on which the FACTOR 1000 and/or SportsTrac software is furnished to Bogart and each of the Control Panels supplied pursuant to section 4.1 will be free from defects in materials and workmanship under normal use and in good working condition. BFI will replace any diskette and control panel not meeting the foregoing warranty within five(s) business days of receipt of said alleged defective diskette or Control Panel by BFI for a period of one year after shipment;

            (c) BFI warrants to Bogart that its License Agreement with STI, granting BFI, among other things, the night to develop, manufacture, reproduce, use and market certain proprietary technology and associated protocols and methodologies which BFI utilizes in the FACTOR 1000 and SportsTrac Services are in full force and effect, there is no breach of said agreement by either party and entering into and performing this Agreement will not constitute or result in a breach under said agreement.

      EXCEPT AS PROVIDED FOR IN THIS SECTION 4.3, BFI DISCLAIMS ALL WARRANTIES ON THE HARDWARE AND SOFTWARE PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF FITNESS AND/OR MERCHANTABILITY. THE PARTIES AGREE THAT EXCEPT AS PROVIDED FOR IN THIS SECTION 43, BFI WILL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE HARDWARE OR SOFTWARE FURNISHED BY BFI.

      4.4 Marketing. BFI hereby grants to Bogart the right to copy any manuals and marketing materials used in connection with its FACTOR 1000 service as are required or as needed for the marketing and implementation of the SportsTrac Service to existing and prospective Bogart customers.

      4.5 Marketing. Bogart shall have the exclusive authority to deter-mine its own marketing and sales program for the Territory. This shall include the right to market directly and through sub-distributors appointed by Bogart from time to time in its sole discretion; provided that any such sub-distributor shall enter into an agreement with Bogart by which such sub-distributor agrees to honor the provisions of Section 5.2 hereof

                                    ARTICLE V

                          CERTAIN AGREEMENTS OF BOGART

      5.1 Bogart's Obligation. Bogart shall:

            (a) Use all reasonable efforts to develop, promote and market the SportsTrac System within its markets.

            (b) be solely responsible for all marketing, sales and related activities in connection with its efforts to solicit and grant sublicenses to utilize the technology pursuant to this Agreement;

            (c) provide BFI with adequate lead time to supply control panels required for Bogart's client installations, and pay BFI for said control panels at BFI's current fully burdened cost.

            (d) provide BFI with advance copies of all advertising and/or marketing materials it intends to distribute concerning the FACTOR 1000 service, which materials will be approved by BFI in its sole discretion prior to use by Bogart;

            (e) Bogart shall not solicit or attempt to hire Mark Itkonen, an employee of BFI, but shall have the right to reasonably retain his services through BFI at BFI's fully burdened cost for said employee (see Section 4.1g);

            (f) During the term of this agreement, Bogart shall not, except with BFI's prior written consent, engage in any business activity which is directly in competition with any of the other products or services being sold or otherwise provided by BFI, as of the date of this agreement.

      5.2 Confidentiality.

            (a) Proprietary Information. In conducting the activities contemplated by this Agreement, Bogart may, from time to time, receive from BFI confidential information and trade secrets ("Secrets"). Bogart acknowledges that BFI's Secrets include, but are not limited to (1) software source and object code, certain documentation for its FACTOR 1000 and the SportsTrac Services, schematics, reports, programs, user lists and/or the date generated by users of its FACTOR 1000 service, training techniques, formats, specifications and procedures relating to testing, documentation, algorithms, processes, "look and feel" of its FACTOR 1000 service and know-how (whether or not reduced to writing and whether or not copyrightable); (il) any modification of the same; and (ill) any extraction from the same; and certain other scientific, technical, financial, marketing and business information, trade secrets and confidential knowledge of BFI;

            (b) Protection. Bogart agrees (i) to hold BFI's Secrets in confidence; (ii) to refrain from disclosing BFI's Secrets except to its own personnel and agents who need to know such information to perform their duties and to licensees of Bogart's who enter into similar confidentiality agreements with Bogart for the bene-fit of BFI; (iii) to safeguard BFI's Secrets in the same manner it employs for its own trade secrets, but in no event shall Bogart exercise less than due care and diligence in accordance with good commercial practice; and (iv) not to use BFI's Secrets to the detriment of BFI, nor use BFI's Secrets in any business competitive with or similar to any business of BFI, which secrets Bogart may have acquired in the course of or incident to the performance of this Agreement, including, without limitation., any material available to Bogart or any reproductions or summaries thereof Notwithstanding the foregoing, Bogart may make such disclosures as may be required by any court or quasi-judicial administrative body pursuant to any applicable laws, statutes or regulations, provided that Bogart shall, to the extent possible, give BFI advance notice of any such demand for information and shall permit BFI to intervene and make such representations and take such actions to challenge any such demand as BFI may deem necessary or appropriate; such intervention or other action being done at BFI's expense. Bogart further agrees to deliver to BFI all hardware, software, manuals, documentation, confidential information, proprietary documents, data or calculations, and any copies thereof, in its possession pertaining to BFI or any of its affiliates at the time of termination of this Agreement. Bogart agrees to notify BFI immediately if it has knowledge that any unauthorized third party possesses or uses BFI's Secrets or that BFI's Secrets are being utilized for any unauthorized purpose;

            (c) Exclusion. This Section 5.2 shall not apply to secrets that are or become generally known or used by others in the same or competing business with BFI other than through breach of this Agreement by Bogart, its employees or agents,

            (d) Copying and Modification. Bogart shall not make any unauthorized copy of any Secrets disclosed by BFI. Bogart shall not make any unauthorized copy of any of the proprietary software provided to Bogart pursuant to this Agreement. Bogart may make modifications but such modifications, enhancements or derivative works are hereby assigned to BFI, subject to the exclusive license hereunder in favor of Bogart. Bogart shall take any and all steps from time to time as may be reasonably necessary to effectuate such assignment.

                                   ARTICLE VI

                                 INDEMNIFICATION

      6.1 BFI's Indemnification of Bogart. BFI will indemnify, defend and hold harmless Bogart, and each of its officers and directors, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), arising out of or based on any negligence on the part of BFI or its officers, directors employees or agents, in the performance of BFI's obligations pursuant to this Agreement and any breach, breach of warranty or material Misrepresentation of by BFI- BFI will indemnify, defend and hold harmless Bogart against any claim, suit or proceeding against Bogart based on (i) any such material breach or misrepresentation or (ii) a claimed infringement of a United States patent or copy-right by the software or (iii) a claimed infringement of a United States service mark or trademark by its FACTOR 1000 service mark.

      6.2 Bogart's Indemnification of BFI. Bogart will indemnify, defend and hold harmless BFI, and each of its officers and directors, against all expenses, claims, losses, damages and liabilities (or actions `in respect thereof, arising out of or based on any third party claim resulting from (i) Bogart's marketing and/or implementation of products containing the FACTOR 1000 or SportsTrac technology; (ii) services rendered by Bogart hereunder, except to the extent set forth in section 6.1 above; and (iii) the use or performance of equipment provided by Bogart; except claims based upon BFI's negligence with respect thereto. Notwithstanding the foregoing, the liability of Bogart pursuant to the indemnities set forth in this Section 6.2 shall be limited to the amount of One hundred Thousand Dollars ($100,000).

      6.3 Indemnification Procedures. Each party entitled to indemnification under this Article VI (the `Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such indemnified Party has actual knowledge of any claim as to which indemnity may be sought. After notice from the indemnifying Party to the indemnified Party of the indemnifying Party's assumption of the defense of all such actions or proceedings, the indemnifying Party shall not be liable to such indemnified Party for any fees of such indemnified Party's counsel subsequently incurred in

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


connection with the defense of such actions or proceedings, but shall be liable to the extent described above for all other reasonable expenses incurred by such indemnified Party. The indemnified Party shall have the right to employ separate counsel at the indemnifying Party's expense if (i) the indemnifying Party has agreed to pay such fees and expenses; (ii) the indemnifying Party shall have failed to promptly assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the indemnified Party in such action or proceeding; or (iii) the named parties to any such action or proceeding (including any impleased parties) include the indemnified Party and the indemnifying Party, and the indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the indemnified Party which are different from or in addition to those available to the indemnifying Party and which could result in actual or potential differing interests between such parties in the conduct of the defense of such actions or proceedings. No indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by. the claimant or plaintiff to such indemnified Party of a release from all liability in respect to such claim or litigation.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1 Independent Agents. Each party to this Agreement shall act as an independent agent with relation to this Agreement and has no authority to act for or on behalf of the other or to bind the other to any obligation in any manner except as expressly set forth herein. Nothing contained herein shall be construed as creating a joint venture or partnership between the parties.

      7.2 Continuing Obligations. All obligations that by nature survive expiration or termination of this Agreement shall continue subsequent to and regardless of such expiration or termination until full satisfaction, or until by nature expire.

      7.3 Successors and Assigns. Except to the extent assignment is specifically limited herein, this Agreement shall inure to the benefit of and be binding on and be enforceable by the respective successors, assigns and legal representatives of the parties hereto.

      7.4 Entire Agreement; Modifications. This Agreement, including all Exhibits and Schedules hereto (each of which is incorporated herein by this reference), contains the entire Agreement between the parties and supersedes any and all prior agreements, arrangements and understandings between the parties relating to the subject matter hereof No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of the Agreement shall be deemed to be or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The parties also intend this Agreement to be a complete and exclusive statement of the terms of their agreement, which may not be explained or supplemented by evidence of consistent additional terms.


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


      7.5 Amendments and Waivers. Any term. of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retrospectively and either generally or in a particular instance) only with the written consent of the parties hereto,

      7.6 Choice of Law. This Agreement is entered into and is to be performed in accordance with the laws of the State of Delaware and shall be construed and enforced in accordance therewith.

      7.7 Notices, etc. AR notices and other communications required or permitted hereunder will be in writing and will be mailed by first-class mail, postage prepaid, addressed

            (a)   if to BFI at:

                  BioFactors, Inc.
                  1746 Cole Blvd., Suite 265
                  Golden, Colorado 80401
                  Attn.:  Douglas S. Zorn, Chief Operating Officer
                  (303) 271-0505

or at such other address as BFI will have furnished to Bogart in Writing in accordance with this section, or

            (b)   Bogart at:

                  Bogart International Associates, Inc.
                  750 Lexington Ave.
                  27th Floor
                  New York, New York 10022
                  (212) 593-7901
                  (212) 980-6653 fax

or at such other address as Bogart will have furnished to BFI in writing in accordance with this section. Ml notices and other communications to be given hereunder shall be given in writing. Except as otherwise specifically provided herein, all notices and other communications hereunder shell be deemed to have been given if personally delivered to an officer of the party being served, of by Telex or facsimile machine, at the time they are transmitted, or Three (3) business days after mailing thereof by registered or certified * mail, return receipt requested, postage prepaid, to the address of the receiving party set forth above (until notice of change thereof is served in the mariner provided in this Section 7.7).

      7.9 Separability. In case any provision of this Agreement not material to the benefits intended to be conferred hereby is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

      7.10 Miscellaneous. Except as set forth herein, time is of the essence for the performance of each and every covenant and the satisfaction of each and every condition


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contained in this agreement. The headings and captions of this Agreement are for the purpose of reference only and shall not limit or define any meaning or terms hereof. All references to the masculine shall include both the neuter and the feminine. The singular shall include the plural and vice versa as the context shall require. This Agreement may be executed in two or more counterparts, each of which shall he deemed an original, but a of which together shall constitute one and the same instrument. The provision. of this Agreement shall be interpreted in accordance with their fair meaning and shall not be construed strictly for or against a party.

      7.11 Authority and Execution. Each person executing this Agreement on behalf of a party hereto represents and warrants that he is duly and validly authorized to do so on behalf of such a party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized representatives effective as of the date first set forth above.

                                           BIOFACTORS, INC.


                                       By: /s/
                                           -------------------------------------
                                           Its      CEO August 30, 1995
                                               ---------------------------------


                                           BOGART INTERNATIONAL ASSOCIATES, INC.


                                       By: /s/
                                           -------------------------------------
                                           Its
                                               ---------------------------------


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